Exhibit 16


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read and agree with the comments in paragraph (1)(ii), (1)(v) in Item 4 of Form 8-K of Viastar Holdings, Inc. dated March 5, 2002.

We do not agree with paragraph (1)(i) or (1)(iii). First, Ramirez International was not formerly known as Strabala, Ramirez & Associates, Inc. Additionally, Ramirez International terminated the client-auditor relationship with Viastar Holdings, Inc. on January 24, 2002, with the letter dated the same.

We cannot comment on paragraph (1)(vi), as we have no basis to do so.

RAMIREZ INTERNATIONAL

/s/ Ramirez International

Irvine, CA
March 5, 2002